Exhibit 99.1

CONTACT:           Lori Nelson, Station Casinos, Inc.

702-495-4248 lori.nelson@stationcasinos.com

Fertitta-Led Group Reaches Agreement To Acquire Green Valley Ranch Resort

LAS VEGAS- March 10, 2011- Station Casinos, LLC (“New Station”), the entity formed to acquire most of the properties and assets previously owned by debtor-in-possession Station Casinos, Inc., announced today that it has reached agreement with Green Valley Ranch Gaming, LLC (“GVR”) to purchase all of the assets of Green Valley Ranch Resort for $500 million through a pre-packaged plan of reorganization (the “Plan”).  The Plan will result in Green Valley Ranch Resort becoming a wholly owned subsidiary of New Station.  More than 90% of the dollar amount and a majority of the holders of the first lien debt of GVR have agreed to support the Plan.   Financing for the purchase will include a new credit facility.

Fertitta Entertainment will manage Green Valley Ranch Resort under a long-term management agreement and all of the existing employees at the property will be retained.  “We are pleased to have reached agreement with the first lien lenders to acquire Green Valley Ranch Resort,” said Frank Fertitta III, Chairman and Chief Executive Officer of Fertitta Entertainment.  “This transaction will allow us to keep Green Valley Ranch Resort in the Station Casinos’ family, retain all of our team members, and continue to serve our loyal guests, all of which are very important to us,” continued Fertitta.

New Station anticipates that the Plan will be filed with the Bankruptcy Court in April and, subject to regulatory approvals, the bankruptcy will be concluded by the end of the second quarter of 2011.